Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157129 on Form S-8 of our reports dated January 28, 2019 relating to the consolidated financial statements and financial statement schedule of China Distance Education Holdings Limited (the “Company”), its subsidiaries, variable interest entities and the subsidiaries of their variable interest entities and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of China Distance Education Holdings Limited for the year ended September 30, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

January 28, 2019